Exhibit 3.2
AMENDED AND RESTATED BYLAWS
of
LUMEN TECHNOLOGIES, INC.
(as amended and restated through February 18, 2025)

Table of Contents
Page
Section 1.    Required and Permitted Positions and Offices.    1
Section 2.    Election and Removal of Officers.    4
ARTICLE II. BOARD OF DIRECTORS    5
Section 1.    Powers.    5
Section 2.    Organizational and Regular Meetings.    5
Section 3.    Special Meetings.    5
Section 4.    Waiver of Notice.    5
Section 5.    Quorum.    5
Section 6.    Notice of Adjournment.    6
Section 7.    Written Consents.    6
Section 8.    Voting.    6
Section 9.    Use of Communications Equipment.    6
Section 10.    Indemnification.    6
Section 11.    Certain Qualifications.    14
Section 12.    Resignations.    15
ARTICLE III. COMMITTEES    15
Section 1.    Committees.    15
Section 2.    Appointment and Removal of Committee Members.    15
Section 3.    Procedures for Committees.    16
Section 4.    Meetings.    16
Section 5.    Authority to Fill Vacancies.    16
ARTICLE IV. SHAREHOLDERS’ MEETINGS    17
Section 1.    Manner of Holding Meetings.    17
Section 2.    Annual Meeting.    17
Section 3.    Special Meetings.    17
Section 4.    Notice of Meetings.    17
Section 5.    Notice of Shareholder Nominations and Shareholder Business.    18
Section 6.    Quorum.    31
Section 7.    Voting Power Present or Cast.    31

Section 8.    Voting Requirements.    32
Section 9.    Proxies.    32
Section 10.    Postponements, Adjournments, or Cancellations of Meetings.    33
Section 11.    Written Consents.    33
Section 12.    List of Shareholders.    33
Section 13.    Procedure at Shareholders’ Meetings.    34
ARTICLE V. CERTIFICATES OF STOCK    35
ARTICLE VI. REGISTERED SHAREHOLDERS    35
Section 1.    Record Date    35
Section 2.    Registered Shareholders    35
ARTICLE VII. LOSS OF CERTIFICATE    35
ARTICLE VIII. CHECKS    35
ARTICLE IX. DIVIDENDS    36
ARTICLE X. NOTICES; DEFINITIONS; OTHER PROVISIONS    36
Section 1.    Form of Delivery    36
Section 2.    Waiver    36
Section 3.    Certain Definitions    36
Section 4.    Certain Actions by the Board    36
Section 5.    Signatures    37
ARTICLE XI. AMENDMENTS    37

BYLAWS
(as amended and restated through February 18, 2025)
ARTICLE I.
OFFICERS
Section 1.Required and Permitted Positions and Offices.
1.1Chairman, Vice Chairmen and Officers. The Board may elect a Chairman and one or more Vice Chairmen. Persons with or without executive responsibilities may be elected to these positions. The officers of the Corporation shall include a Chief Executive Officer; a President; a Secretary; and a Treasurer. The Board may elect such other officers as it may from time to time determine. An officer need not be a Director and any two or more of the offices may be held by one person, provided, however, that a person holding more than one office may not sign in more than one capacity any certificate or any instrument required to be signed by two officers. The duties of the required positions and offices of the Corporation and, to the extent filled, the permitted positions and offices of the Corporation are as follows:
A.Chairman of the Board (Chairman). The Board may elect from their own number a Chairman. The Chairman shall preside at all meetings of the Directors, ensure that all orders, policies and resolutions of the Board are carried out and perform such other duties as may be prescribed by the Board of Directors, these Bylaws or the Corporation’s Corporate Governance Guidelines.
B.Vice Chairman of the Board (Vice Chairman). The Board may from time to time elect from their own number one or more Vice Chairmen. Each Vice Chairman shall assist the Chairman and perform such other duties as may be assigned by the Board of Directors, these Bylaws, or, in the case of any Vice Chairman with executive responsibilities, the CEO. If the Chairman is not present at any meeting of the Directors, the Vice Chairman (or, if there are more than one, the Vice Chairman selected by a majority of the Directors present at such meeting) will preside at such meeting. Any Vice Chairman with executive responsibilities may be designated an Executive Vice Chairman.
C.Chief Executive Officer (CEO). The CEO, subject to the powers of the Chairman and the supervision of the Board of Directors, shall have general supervision, direction and control of the business and affairs of the Corporation. He may sign, execute and deliver in the name of the Corporation powers of attorney, contracts, bonds and other obligations and shall perform such other duties as may be prescribed from time to time by the Board of Directors or these Bylaws. The CEO shall have general supervision and direction of the officers of the Corporation and all such powers as may be reasonably incident to such responsibilities except where the supervision and direction of an officer is delegated expressly to another by the Board of Directors or these Bylaws. Without limiting the generality of the foregoing, the CEO shall establish the annual salaries of each non-executive officer of the Corporation, unless otherwise directed by the Board, and the annual salaries of each officer of the Corporation’s subsidiaries, unless otherwise directed by the respective boards of directors of such subsidiaries.
D.President. The President may sign, execute and deliver in the name of the Corporation powers of attorney, contracts, bonds, and other obligations and shall perform such other duties as may be prescribed from time to time by the Board of Directors, the CEO, the Articles of Incorporation, these Bylaws or applicable law.

E.Chief Operating Officer (COO). The COO, subject to the powers of the CEO and the supervision of the Board of Directors, shall manage the day-to-day operations of the Corporation, shall perform such other duties as may be prescribed by the Board of Directors or the CEO, and shall have the general powers and duties usually vested in a corporation’s chief operating officer. Without limiting the generality of the foregoing, the COO shall supervise any other officer designated by the CEO and shall have all such powers as may be reasonably incident to such responsibilities. Unless otherwise provided by law or the Board of Directors, he may sign, execute and deliver in the name of the Corporation powers of attorney, contracts, and bonds.
F.Chief Financial Officer (CFO). The Chief Financial Officer shall be the principal financial officer of the Corporation. He shall manage the financial affairs of the Corporation and direct the activities of the Treasurer, Controller and other officers responsible for the Corporation’s finances. He shall be responsible for all internal and external financial reporting. Unless otherwise provided by law or the Board of Directors, he may sign, execute and deliver in the name of the Corporation powers of attorney, contracts, bonds, and other obligations, and shall perform such other duties as may be prescribed from time to time by the Board of Directors or by these Bylaws.
G.Chief Administrative Officer (CAO). The CAO, subject to the supervision of the Board of Directors, shall be in general and active charge of the administrative functions of the Corporation, shall perform such other duties as may be prescribed by the Board of Directors and shall have the general powers and duties usually vested in the chief administrative officer of a corporation. Without limiting the generality of the foregoing, the CAO shall oversee the development and implementation of the Corporation’s administrative policies.
H.Chief Technology Officer (CTO). The CTO, subject to the powers of the CEO, shall be responsible for the overall technology strategies of the Corporation, including, without limitation, (i) assisting with the development of new products or the improvement of existing products, (ii) designing or recommending the appropriate technological solutions to support the Corporation’s business, products, services and strategies, (iii) managing the Corporation’s general research and development activities, (iv) managing the Corporation’s development of intellectual property, and (v) performing all such other duties usually associated with a corporation’s chief technology officer or as may from time to time be assigned to the CTO by the Board of Directors or CEO.
I.Chief Information Officer (CIO). The CIO, subject to the powers of the CEO, shall be responsible for (i) identifying and addressing the Corporation’s information systems needs, (ii) identifying changes and trends in computer and systems technology that affect the Corporation and its operations, (iii) determining long-term corporate-wide information needs, (iv) developing overall strategy for information needs and systems development and (v) protecting corporate data, proprietary information and related intellectual property stored in the Corporation’s information systems.
J.General Counsel. The General Counsel shall be directly responsible for advising the Board of Directors, the Corporation, and its officers and employees in matters affecting the legal affairs of the Corporation. He shall determine the need for and, if necessary, select outside counsel to represent the Corporation and approve all fees in connection with their representation. He shall also have such other powers, duties and authority as may be prescribed to him from time to time by the CEO, the Board of Directors, or these Bylaws.

K.Treasurer. As directed by the Chief Financial Officer, the Treasurer shall have general custody of all the funds and securities of the Corporation. He may sign, with the CEO, President, Chief Financial Officer or such other person or persons as may be specifically designated by the Board of Directors, all bills of exchange or promissory notes of the Corporation. He shall perform such other duties as may be prescribed from time to time by the Chief Financial Officer or these Bylaws.
L.Controller. As directed by the Chief Financial Officer, the Controller shall be responsible for the development and maintenance of the accounting systems used by the Corporation and its subsidiaries. The Controller shall be authorized to implement policies and procedures to ensure that the Corporation and its subsidiaries maintain internal accounting control systems designed to provide reasonable assurance that the accounting records accurately reflect business transactions and that such transactions are in accordance with management’s authorization. Additionally, as directed by the Chief Financial Officer, the Controller shall be responsible for internal and external financial reporting for the Corporation and its subsidiaries.
M.Assistant Treasurer. The Assistant Treasurer shall have such powers and perform such duties as may be assigned by the Treasurer. In the absence or disability of the Treasurer, the Assistant Treasurer shall perform the duties and exercise the powers of the Treasurer.
N.Secretary. The Secretary shall keep the minutes of all meetings of the shareholders, the Board of Directors and its committees or subcommittees. He shall cause notice to be given of meetings of shareholders, of the Board of Directors and of any committee or subcommittee of the Board. He shall have custody of the corporate seal and general charge of the records, documents and papers of the Corporation not pertaining to the duties vested in other officers, which shall at all reasonable times be open to the examination of any Director. He may sign or execute contracts with any other officer thereunto authorized in the name of the Corporation and affix the seal of Corporation thereto. He shall perform such other duties as may be prescribed from time to time by the Board of Directors, the Articles of Incorporation, these Bylaws or applicable law.
O.Assistant Secretaries. Each Assistant Secretary shall have powers and perform such duties as may be assigned by the Secretary. In the absence or disability of the Secretary, the Assistant Secretary with the longest tenure shall perform the duties and exercise the powers of the Secretary.
P.Executive Vice President(s). The Executive Vice President(s) shall, in addition to exercising such powers and performing such duties associated with any other office held thereby, assist the CEO in discharging the duties of that office in any manner requested, and shall perform any other duties as may be prescribed by the Board of Directors, by the CEO or by these Bylaws.
Q.Senior Vice President(s). The Senior Vice President(s) shall, in addition to exercising such powers and performing such duties associated with any other office held thereby, perform such duties as may be prescribed from time to time by the Board of Directors, by the CEO or by these Bylaws (or, with respect to any Senior Vice President(s) who report to some other executive officer, by such other executive officer).
R.Vice President(s). The Vice President(s) shall have such powers and perform such duties as may be assigned to them by the Board of Directors, the CEO, the President, or any Executive Vice President, Senior Vice President or other officer to whom they report. A Vice President may sign and execute contracts and other obligations pertaining to the regular course of his duties.
S.Assistant Vice President(s). The Assistant Vice President(s) shall have such powers and perform such duties as may be assigned to them by the Board of Directors, the CEO, the President or the officer to whom they report. An Assistant Vice President may sign and execute contracts and other obligations pertaining to the regular course of his duties.
1.2Executive Officer Group. The Board shall at least annually designate certain officers as executive officers of the Corporation.
Section 2.Election and Removal of Officers.
2.1Election. The officers shall be elected annually by the Board of Directors at its first meeting following the annual meeting of the shareholders and, at any time, the Board may remove any officer (with or without cause, and regardless of any contractual obligation to such officer) and fill a vacancy in any office (including a newly-created office), but any election to, removal from or appointment to fill a vacancy in any office, and the determination of the terms of employment thereof, shall require the affirmative votes of (a) a majority of the Directors then in office and (b) a majority of the Continuing Directors, voting as a separate group.
2.2Removal. In addition, the CEO is empowered in his sole discretion to remove or suspend any officer or other employee of the Corporation who (a) fails to respond satisfactorily to the Corporation respecting any inquiry by the Corporation for information to enable it to make any certification required by the Federal Communications Commission under the Anti-Drug Abuse Act of 1988, (b) is arrested or convicted of any offense concerning the distribution or possession of, or trafficking in, drugs or other controlled substances, or (c) the CEO believes to have been engaged in actions that could lead to such an arrest or conviction.
ARTICLE II.
BOARD OF DIRECTORS
Section 1.Powers.
All corporate powers shall be exercised by or under the authority of, and the business and affairs of the Corporation shall be managed by or under the direction, and subject to the oversight of, the Board, except as may be otherwise provided by law or the Articles of Incorporation.
Section 2.Organizational and Regular Meetings.
The Board of Directors shall hold an annual organizational meeting, without notice, immediately following the adjournment of the annual meeting of the shareholders and shall hold such number of regularly scheduled meetings throughout the year on such dates as shall be determined from time to time by the Board. The Secretary shall provide or cause to be provided not less than five days’ written notice (including electronic mail) to each Director of all regular meetings, which notice shall state the time and place of the meeting.

Section 3.Special Meetings.
3.1Call of Special Meetings. Special meetings of the Board of Directors may be called by the Chairman or the CEO. A special meeting may also be called upon the written request of any two Directors (delivered to the Chairman, the CEO or the Secretary of the Corporation), if permitted by applicable law, or upon the request of such greater number of Directors as may be required by law.
3.2Notice. Notice of the time and place of special meetings of the Board of Directors will be given to each Director either by overnight mail mailed not less than 48 hours before the time of the meeting, by telephone or by other form of electronic transmission or communication not less than 12 hours before the time of the meeting, or on such shorter notice as the person or persons calling such meeting may deem necessary or appropriate under exigent circumstances.
Section 4.Waiver of Notice.
Any Director may waive notice of a meeting by written waiver executed either before or after the meeting. Directors present at any regular or special meeting shall be deemed to have received due, or to have waived, notice thereof, provided that a Director who participates in a meeting shall not be deemed to have received or waived due notice if the Director objects to holding the meeting or transacting business thereat in the manner required by the LBCA.
Section 5.Quorum.
A majority of the authorized number of Directors as fixed by or pursuant to the Articles of Incorporation shall be necessary to constitute a quorum for the transaction of business, provided, however, that a minority of the Directors, in the absence of a quorum, may adjourn from time to time, but may not transact any business. Subject to the terms and conditions of the LBCA, if a quorum is present when the meeting convened, the Directors present may continue to do business until adjournment, notwithstanding the withdrawal of enough Directors to leave less than a quorum or the refusal of any Director present to vote.
Section 6.Notice of Adjournment.
Notice of the time and place of holding an adjourned meeting need not be given to absent Directors if the time and place is fixed at the meeting adjourned.
Section 7.Written Consents.
Anything to the contrary contained in these Bylaws notwithstanding, any action required or permitted to be taken by the Board of Directors may be taken without a meeting, if all members of the Board of Directors shall individually or collectively sign a consent describing such action. Such written consent or consents shall be filed with the minutes of the proceedings of the Board. Such action by written consent shall have the same force and effect as a unanimous vote of such Directors at a meeting.

Section 8.Voting.
At all meetings of the Board, each Director present shall have one vote. At all meetings of the Board, all questions, the manner of deciding which is not otherwise specifically regulated by law, the Articles of Incorporation or these Bylaws, shall be determined by a majority of the Directors present at the meeting, provided, however, that (i) a quorum is present at the meeting, as determined pursuant to Section 5 of this Article, and (ii) any shares of other corporations owned by the Corporation shall be voted only pursuant to resolutions duly adopted upon the affirmative votes of (a) 80% of the Directors then in office and (b) a majority of the Continuing Directors, voting as a separate group.
Section 9.Use of Communications Equipment.
Meetings of the Board of Directors may be held by means of telephone conference calls, video conferencing communications or similar communications equipment, provided that all persons participating in the meeting can hear and communicate with each other.
Section 10.Indemnification.
10.1Definitions. As used in this Section 10:
(a)The term “Change of Control” shall mean (i) an acquisition by any person (within the meaning of Section 13(d)(3) or l4(d)(2) of the Securities Exchange Act of 1934, as amended) of beneficial ownership of 20% or more of the combined voting power of the Corporation's then outstanding voting securities; (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Corporation and any new director whose election by the Board of Directors or nomination for election by the Corporation's shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or (iii) the consummation of a merger or consolidation involving the Corporation if either (x) the shareholders of the Corporation, immediately before such merger or consolidation, do not own, immediately following such merger or consolidation, more than 50% of the combined voting power of the outstanding voting securities of the entity paying cash or issuing stock in connection with the merger or consolidation or (y) the members of the Board of Directors of the Corporation immediately before such merger or consolidation do not constitute, immediately following the merger or consolidation, a majority of the members of the board of directors (or similar governing body) of the entity paying cash or issuing stock in connection with the merger or consolidation. Notwithstanding the foregoing, a Change of Control shall not be deemed to occur solely because 20% or more of the Corporation’s then outstanding voting securities is acquired by (l) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained by the Corporation or any of its subsidiaries or (2) any entity that, immediately prior to such acquisition, is owned directly or indirectly by the shareholders of the Corporation in the same proportion as their ownership of shares in the Corporation immediately prior to such acquisition.
(b)The term “Claim” shall mean any threatened, pending or concluded claim, action, suit, or proceeding, including discovery, whether civil, criminal, administrative, arbitrative or investigative and whether made judicially or extra-judicially, or involving

Indemnitee solely as a witness or person required to give evidence, or any separate issue or matter therein, as the context requires, but shall not include any action, suit or proceeding initiated by Indemnitee against the Corporation (other than to enforce the terms of this Section), or initiated by Indemnitee against any director or officer of the Corporation unless the Corporation has joined in or consented in writing to the initiation of such action, suit or proceeding.
(c)The term “Determining Body” shall mean (i) if there are two or more qualified directors (as defined in Section 1-140(18B) of the LBCA), all of the qualified directors (“Disinterested Directors”), or (ii) special legal counsel (A) selected by the Disinterested Directors or (B) if there are fewer than two Disinterested Directors selected by the Board of Directors (in which selection directors who do not qualify as Disinterested Directors may participate); provided, however, that following a Change of Control, with respect to all matters thereafter arising out of acts, omissions or events occurring prior to or after the Change of Control concerning the rights of Indemnitee to seek indemnification, such determination shall be made by special legal counsel selected by the Board of Directors in the manner described above in this Section 10.1(c) (which selection shall not be unreasonably delayed or withheld) from a panel of three counsel nominated by Indemnitee. Such counsel (“Special Counsel”) shall not have otherwise performed services for the Corporation, Indemnitee or their respective affiliates (other than services as special legal counsel in connection with similar matters) within the five years preceding its engagement. If Indemnitee fails to nominate Special Counsel within ten business days following written request by the Corporation, the Board of Directors shall select such counsel. Such counsel shall not be a person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Corporation or Indemnitee in an action to determine Indemnitee's rights under this Section 10, nor shall Special Counsel be any person who has been sanctioned or censured for ethical violations of applicable standards of professional conduct. The Corporation agrees to pay the reasonable fees and costs of the Special Counsel referred to above and to fully indemnify such Special Counsel against any and all expenses, claims, liabilities and damages arising out of or relating to this Section 10.1(c) or its engagement pursuant hereto. The Determining Body shall determine in accordance with Section 10.3 whether and to what extent Indemnitee is entitled to be indemnified under this Section and shall render a written opinion to the Corporation and to Indemnitee to such effect.
(d)The term “D&O Insurance” shall mean directors and officers liability insurance.
(e)The term "Disbursing Officer" shall mean, with respect to a Claim, the Chief Executive Officer of the Corporation or, if the Chief Executive Officer is a party to the Claim as to which advancement or indemnification is being sought, any officer who is not a party to the Claim and who is designated by the Chief Executive Officer, which designation shall be made promptly after the Corporation's receipt of Indemnitee's initial request for advancement or indemnification and communicated to Indemnitee.
(f)The term “Expenses” shall mean any reasonable expenses or costs (including, without limitation, attorney’s fees, fees of experts retained by attorneys, judgments, punitive or exemplary damages, fines and amounts paid in settlement) actually and reasonably incurred by Indemnitee with respect to a Claim, except that Expenses shall not include any amount paid in settlement of a Claim against Indemnitee (i) by or in the right of the Corporation, or (ii) that the Corporation has not approved, which approval will not be unreasonably delayed or withheld.

(g)The term “Indemnitee” shall mean each Director and officer and each former Director and officer of the Corporation.
(h)The term “Section” or “Section 10” shall mean Article II, Section 10, of these Bylaws, in its entirety, unless the context otherwise provides.
(i)The term “Standard of Conduct” shall mean conduct by an Indemnitee with respect to which a Claim is asserted that was in good faith and that Indemnitee reasonably believed to be in, or (in the case of conduct other than in an official capacity) not opposed to, the best interest of the Corporation, and, in the case of a Claim that is a criminal action or proceeding, conduct that the Indemnitee had no reasonable cause to believe was unlawful. The termination of any Claim by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that Indemnitee did not meet the Standard of Conduct.
10.2Advancement of Expenses.
(a)Subject to Indemnitee’s furnishing the Corporation with (i) a written undertaking, in a form reasonably satisfactory to the Corporation, to repay such amount if it is ultimately determined that Indemnitee is not entitled under this Section 10 to indemnification therefor and (ii) a written affirmation meeting the requirements of LBCA Section 1-853(A)(1), the Corporation shall advance Expenses to Indemnitee in advance of the final disposition of any Claim involving Indemnitee; provided, however, that Indemnitee will return, without interest, any such advance that remains unspent immediately following resolution of the Claim to which the advance related, and provided further, that advances of such Expenses by the Corporation's D&O Insurance carrier shall be treated, for purposes of this Section 10.2(a), as advances by the Corporation. The written undertaking by Indemnitee must be an unlimited general obligation of Indemnitee but need not be secured and will be accepted by the Corporation without reference to the financial ability of Indemnitee to make repayment.
(b)Any request for advancement of Expenses shall be submitted by Indemnitee to the Disbursing Officer in writing and shall be accompanied by a written description of the Expenses for which advancement is requested. The Disbursing Officer shall, within 30 days after receipt of Indemnitee's request for advancement, advance such Expenses unsecured, interest-free and without regard to Indemnitee's ability to make repayment, provided that if the Disbursing Officer questions the reasonableness of any such request, that officer shall promptly advance to the Indemnitee the amount deemed by that officer to be reasonable and shall forward immediately to the Board of Directors a copy of the Indemnitee's request and of the Disbursing Officer’s response, together with a written description of that officer’s reasons for questioning the reasonableness of a portion of the advancement sought. The Board of Directors shall, within 30 days after receiving such a request from the Disbursing Officer, determine the reasonableness of the disputed Expenses and notify Indemnitee and the Disbursing Officer of its decision, which shall be final, subject to Indemnitee’s right under Section 10.4 to seek a judicial adjudication of Indemnitee’s rights. The determination shall be made, if there are two or more Disinterested Directors, by the majority vote of the Disinterested Directors, or otherwise by a majority vote of all directors including those who are not Disinterested Directors.
(c)Indemnitee's right to advancement under this Section 10.2 shall include the right to advancement of Expenses incurred by Indemnitee in a suit against the Corporation under Section 10.4 to enforce Indemnitee's rights under this Section. Such right of advancement shall, however, be subject to Indemnitee's obligation pursuant to

Indemnitee’s undertaking described in Section 10.2(a) to repay such advances, to the extent provided in Section 10.4, if it is ultimately determined in the enforcement suit that Indemnitee is not entitled to indemnification for a Claim.
10.3Indemnity.
(a)The Corporation shall, in the manner provided in this Section, indemnify and hold harmless Indemnitee against Expenses incurred in connection with any Claim against Indemnitee (whether as a subject of or party to, or a proposed or threatened subject of or party to, the Claim) or in which Indemnitee is involved solely as a witness or person required to give evidence, by reason of Indemnitee’s position: (A) as a director or officer of the Corporation, (B) as a director or officer of any subsidiary of the Corporation or as a fiduciary with respect to any employee benefit plan of the Corporation, or (C) as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other for profit or not for profit entity or enterprise, if such position is or was held at the request of the Corporation, regardless of when serving in any such position occurred, if (x) Indemnitee is successful in defense of the Claim on the merits or otherwise, as provided in Section 10.3(d), (y) Indemnitee has been found by the Determining Body to have met the Standard of Conduct or (z) Indemnitee has been determined in writing by Special Counsel to have engaged in conduct for which broader indemnification has been made permissible under the Articles of Incorporation for which liability has been eliminated under (or pursuant to) LBCA Section 1-832; provided that no indemnification shall be made in respect of any Claim by or in the right of the Corporation as to which Indemnitee shall have been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable on the basis of receiving a financial benefit to which the Indemnitee was not entitled unless, and only to the extent, a court shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnity for such Expenses as the court shall deem proper, and provided further, that Expenses incurred in connection with a Claim for which Indemnitee has been reimbursed or indemnified by the Corporation’s D&O Insurance carrier shall be credited against the Corporation’s obligation under this Section 10.3(a) with respect to such Claim.
(b)Promptly upon becoming aware of the existence of any Claim with respect to which Indemnitee may seek indemnification hereunder, Indemnitee shall notify the Chief Executive Officer (or, if the Chief Executive Officer is the Indemnitee, the next ranking executive officer who is not an Indemnitee with respect to the Claim) of the existence of the Claim, who shall promptly advise the Board of Directors that establishing the Determining Body will be a matter presented at the next regularly scheduled meeting of the Board of Directors. Failure or delay by Indemnitee in giving such notice shall not excuse performance by the Corporation hereunder except to the extent that, the Corporation did not otherwise learn of the Claim and such failure or delay results in forfeiture by the Corporation of substantial defenses, rights or insurance coverage. After the Determining Body has been established, the Chief Executive Officer or that officer’s delegate shall inform Indemnitee thereof and Indemnitee shall promptly notify the Determining Body, to the extent requested by it, of all facts relevant to the Claim known to Indemnitee.
(c)Indemnitee shall be entitled to conduct the defense of the Claim and to make all decisions with respect thereto, with counsel of Indemnitee’s choice, provided that in the event the defense of the Claim has been assumed by the Corporation through its D&O Insurance carrier or otherwise, then (i) Indemnitee will be entitled to retain separate counsel from the Corporation’s Counsel (but not more than one law firm plus, if applicable, local counsel at the Corporation’s expense if, but only if, Indemnitee shall reasonably conclude that one or more legal defenses may be available to Indemnitee that are different from, or in addition to, those available to the Corporation or other defendants represented by the Corporation through its D&O Insurance carrier or otherwise, and (ii) the Corporation will not, without the prior written consent of Indemnitee, effect any settlement of the Claim unless such settlement (x) includes an unconditional release of Indemnitee from all liability that is the subject matter of such Claim, (y) does not impose penalties or post-settlement obligations on Indemnitee (except for customary confidentiality obligations), and (z) does not require payment by Indemnitee of money in settlement.
(d)To the extent (i) Indemnitee is successful on the merits or otherwise in defense of any Claim or (ii) Special Counsel has made the written determination described in clause (a)(z) of this Section 10.3, Indemnitee shall be indemnified against Expenses incurred by Indemnitee with respect to the Claim, regardless of whether Indemnitee has met the Standard of Conduct, and without the necessity of any determination by the Determining Body as to whether Indemnitee has met the Standard of Conduct. In the event Indemnitee is not entirely successful on the merits or otherwise in defense of any Claim, but is successful on the merits or otherwise in defense of any claim, issue or matter involved in the Claim, Indemnitee shall be indemnified for the portion of Indemnitee’s Expenses incurred in such successful defense that is determined by the Determining Body (or by Special Counsel in the case of a Claim described in clause (a)(z) of this Section 10.3) to be reasonably and properly allocable to the claims, issues, or matters as to which Indemnitee was successful.
(e)Except as otherwise provided in Section 10.3(d), the Corporation shall not indemnify any Indemnitee under Section 10.3(a) unless a determination has been made by the Determining Body (or by a court upon application or in a proceeding brought by Indemnitee under Section 10.4) with respect to a specific Claim that indemnification of Indemnitee is permissible because Indemnitee has met the Standard of Conduct. In the event settlement of a Claim to which Indemnitee is a party has been proposed (“Proposed Settlement”), the Determining Body shall, promptly after submission to it but prior to consummation of the Proposed Settlement, make a determination whether Indemnitee shall have met the Standard of Conduct. In the event such determination is adverse to Indemnitee, Indemnitee shall be entitled to reject the Proposed Settlement. In the event of final disposition of a Claim other than by settlement, the Determining Body shall, promptly after but not before such final disposition, make a determination whether Indemnitee has met the Standard of Conduct. In all cases, the determination shall be in writing and shall set forth in reasonable detail the basis and reasons therefor. The Determining Body shall, promptly after making such determination, provide a copy thereof to both the Disbursing Officer and Indemnitee and shall instruct the former either to (i) reimburse Indemnitee as soon as practicable for all Expenses, if any, to which Indemnitee has been so determined to be entitled and which have not previously been advanced to Indemnitee under Section 10.2 (or otherwise recovered by Indemnitee through an insurance or other arrangement provided by the Corporation), or (ii) seek reimbursement from Indemnitee (subject to Indemnitee's rights under Section 10.4) of all advancements that have been made pursuant to Section 10.2 as to which it has been so determined that Indemnitee is not entitled to be indemnified.
(f)Indemnitee shall cooperate with the Determining Body at the expense of the Corporation by providing to the Determining Body, upon reasonable advance request, any documentation or information that is not privileged or otherwise protected from disclosure and that is reasonably available to Indemnitee and reasonably necessary to enable the Determining Body to discharge its responsibilities under this Section 10.3.
(g)If the Determining Body makes a determination pursuant to Section 10.3(e) that Indemnitee is entitled to indemnification, the Corporation shall be bound by that determination in any judicial proceeding, absent a determination by a court that such indemnification contravenes applicable law.
(h)In making a determination under Section 10.3(e), the Determining Body shall presume that the Standard of Conduct has been met unless the contrary shall be established by a preponderance of the evidence.
(i)The Corporation and Indemnitee shall keep confidential, to the extent permitted by law and their fiduciary obligations, all facts and determinations provided pursuant to or arising out of the operation of this Section, and the Corporation and Indemnitee shall instruct their respective agents to do likewise.
10.4Enforcement.
(a)The rights provided by this Section 10 shall be enforceable by Indemnitee in any court of competent jurisdiction.
(b)If Indemnitee seeks a judicial adjudication of Indemnitee’s rights under, or to recover damages for breach of, this Section 10, Indemnitee shall be entitled to recover from the Corporation, and shall be indemnified by the Corporation against, any and all Expenses incurred by Indemnitee in connection with such proceeding, but only if Indemnitee prevails therein. If it shall be determined that Indemnitee is entitled to receive part but not all of the relief sought, then Indemnitee shall be entitled to be reimbursed for all Expenses incurred by Indemnitee in connection with such judicial adjudication if the indemnification amount to which Indemnitee is determined to be entitled exceeds 50% of the amount of Indemnitee’s claim. Otherwise, the reimbursement of Expenses incurred by Indemnitee in connection with such judicial adjudication shall be appropriately prorated.
(c)In any judicial adjudication described in this Section 10.4, it shall be presumed that Indemnitee is entitled to the advancement or reimbursement of Expenses sought with respect to any Claim unless the Corporation shall establish the contrary by a preponderance of the evidence.
10.5Saving Clause.
(a)If any provision of this Section 10 is determined by a court having jurisdiction over the matter to require the Corporation to do or refrain from doing any act that is in violation of applicable law, the court shall be empowered to modify or reform such provision so that, as modified or reformed, such provision provides the maximum indemnification permitted by law and such provision, as so modified or reformed, and the balance of this Section 10, shall be applied in accordance with their terms. Without limiting the generality of the foregoing, if any portion of this Section 10 shall be invalidated on any ground, the Corporation shall nevertheless indemnify Indemnitee to the full extent permitted by any applicable portion of this Section 10 that shall not have been invalidated and to the full extent permitted by law with respect to that portion that has been invalidated.

(b)The terms and conditions of this Section 10 supersede and replace in their entirety, as of February 24, 2016, the terms and conditions of Section 10 of Article II of these Bylaws in effect prior to such date (the “Old Indemnification Bylaw”) under which the Corporation agreed to indemnify the Indemnitees with respect to certain matters in a manner generally similar to this Section 10. Each Indemnitee shall remain entitled after February 24, 2016 to all rights and remedies accrued or acquired under the Old Indemnification Bylaw prior to such date. In the event of any conflict between this Section 10 and the Old Indemnification Bylaw, this Section 10 shall control, except that, to the greatest extent permitted by applicable law, the Corporation shall treat all Indemnitee requests for advancement or indemnification made after such date based on Claims, acts, omissions, or conduct that occurred prior to such date in the manner most favorable to Indemnitee under either this Section 10 or the Old Indemnification Bylaw, as the case may be.
10.6Non-Exclusivity. The indemnification and payment of Expenses provided by or granted pursuant to this Section 10 shall not be deemed exclusive of any other rights to which Indemnitee is or may become entitled under any statute, article of incorporation, insurance policy, authorization of shareholders or directors, agreement or otherwise, including, without limitation, any rights authorized by the Determining Body in its discretion with respect to matters for which indemnification is permitted under LBCA Section 1-851.
10.7Subrogation. In the event of any payment under this Section 10, the Corporation shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee. Following receipt of indemnification payments hereunder, as further assurance, Indemnitee shall execute all papers reasonably required and, at the expense of the Corporation, take all action reasonably necessary to secure such subrogation rights, including execution of such documents as are reasonably necessary to enable the Corporation to bring suit to enforce such rights.
10.8Successors and Assigns.
(a)The Corporation shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all the business or assets of the Corporation, by agreement or other instrument in form and substance satisfactory to the Corporation, expressly to assume and agree to perform its obligations under this Section 10 in the same manner and to the same extent the Corporation would be required to perform if no such succession had taken place.
(b)Indemnitee’s right to advancement and indemnification of Expenses pursuant to this Section 10 shall continue regardless of the termination of Indemnitee’s status as a director or officer of the Corporation, and this Section 10 shall inure to the benefit of and be enforceable by Indemnitee’s personal or legal representatives, executors, administrators, spouses, heirs, assigns and other successors.
(c)The rights granted to each Indemnitee under this Section 10 are personal in nature and neither the Corporation nor any Indemnitee shall, without the prior written consent of the other, assign or delegate any rights or obligations under this Section 10 except as expressly provided in Sections 10.8(a) and 10.8(b).
(d)This Section 10 shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors (including any direct or indirect successor by purchase, merger, consolidation, reorganization or otherwise to all or substantially all of the business or assets of the Corporation), permitted, assigns, spouses, heirs, executors, administrators and personal and legal representatives.

10.910.9 Indemnification of Other Persons. The Corporation may indemnify any person not a Director or officer of the Corporation to the extent authorized by the Board of Directors or a committee of the Board expressly authorized by the Board of Directors.
Section 11.Certain Qualifications.
(a)No person shall be eligible for nomination, election or service as a Director of the Corporation who shall (i) in the opinion of the Board of Directors fail to respond satisfactorily to the Corporation respecting any inquiry of the Corporation for information to enable the Corporation to make any certification required by the Federal Communications Commission under the Anti-Drug Abuse Act of 1988 or to determine the eligibility of such persons under this subsection; (ii) have been arrested or convicted of any offense concerning the distribution or possession of, or trafficking in, drugs or other controlled substances, provided that in the case of an arrest the Board of Directors may in its discretion determine that notwithstanding such arrest such persons shall remain eligible under this subsection; or (iii) have engaged in actions that could lead to such an arrest or conviction and that the Board of Directors determines would make it unwise for such person to serve as a Director of the Corporation.
(b)No person shall be eligible for nomination, election or service as a Director of the Corporation if the Board of Directors determines that (i) he or she failed to furnish any notice, undertaking, questionnaire, agreement or other instrument required to be delivered under any subsection of Section 5 of Article IV of these Bylaws or otherwise reasonably requested by the Corporation, all of which shall be provided promptly and in no event more than five business days after it has been requested, or (ii) in connection with furnishing any such notice, undertaking, questionnaire, agreement or other instrument, he or she failed to provide information that was true, correct and complete in all material respects or made an untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made not misleading, including without limitation omitting to disclose any agreements, arrangements or understandings required to be disclosed in any such notice, undertaking, questionnaire, agreement or other instrument.
(c)Any person serving as a Director of the Corporation shall automatically cease to be a Director on such date as he or she ceases to have the qualifications set forth in this Section 11, and his or her position shall be considered vacant within the meaning of the Articles of Incorporation of the Corporation.
Section 12.Resignations.
A Director may resign at any time by providing written notice to the Board of Directors, the Chairman, the CEO or the Secretary.
ARTICLE III.
COMMITTEES
Section 1.Committees.
1.1Standing Committees. The Board of Directors shall maintain (i) any such committees as may be required by applicable law or applicable listing standards to which the Corporation is subject and (ii) any such other committees that the Board deems to be necessary or appropriate in connection with its managements of the business and affairs of the Corporation. Each such committee shall be comprised of such number of Directors as shall be set from time to time by the Board. Each such committee shall have such qualifications, powers and responsibilities as specified in any charter that may from time to time be adopted by such committee and approved by the Board of Directors, or as specified in any resolution duly adopted by the Board of Directors.
1.2Special Purpose Committees. The Board may authorize such ad hoc or other special purpose committees that they deem to be necessary or appropriate in connection with the Board’s management of the business and affairs of the Corporation.
1.3Subcommittees. As necessary or appropriate, each committee may organize a standing, ad hoc or special subcommittee for such purposes within the scope of its powers as it sees fit, and may delegate to such subcommittee any of its powers as may be necessary or appropriate to enable such subcommittee to discharge its duties and responsibilities. Any such subcommittee shall be composed solely of members of the committee, which shall appoint and replace such subcommittee members. Each subcommittee member shall hold office during the term designated by the committee, provided that such term shall automatically lapse if such member ceases to be a member of the committee or fails to meet any other qualifications that may be imposed by the committee.
Section 2.Appointment and Removal of Committee Members.
Subject to Section 5 below, Directors shall be appointed to or removed from a committee only upon the affirmative votes of:
1.A majority of the Directors then in office; and
2.A majority of the Continuing Directors, voting as a separate group.
Each member of a committee shall serve until his or her successor is duly appointed and qualified.
Section 3.Procedures for Committees.
Each committee or subcommittee may adopt such charters, procedures or regulations as it shall deem necessary for the proper conduct of its functions and the performance of its responsibilities, provided that such charters, procedures or regulations are consistent with (i) the Corporation’s Articles of Incorporation, Bylaws and Corporate Governance Guidelines, (ii) applicable laws, regulations and stock exchange listing standards, (iii) applicable provisions of any duly adopted benefit plan of the Corporation or its subsidiaries defining the rights or responsibilities of any such committee or subcommittee and (iv) any regulations or procedures prescribed for use by such committee by the Board of Directors or for use by such subcommittee by the committee that authorized its organization under Section 1.3 (collectively, the “Governing Standards”). Unless otherwise determined by a committee or subcommittee, each meeting thereof shall be convened pursuant to the notice requirements pertaining to meetings of the full Board. Each committee and subcommittee shall keep written minutes of its meetings.
Section 4.Meetings.
A committee or subcommittee may invite to its meetings other Directors, representatives of management, counsel or other persons whose pertinent advice or counsel is sought by the committee or subcommittees. A majority of the members of any committee or subcommittee shall constitute a quorum and action by a majority (or by any super-majority required by the Governing Standards) of a quorum at any meeting of a committee or subcommittee shall be deemed action by the committee or subcommittee. The committee or subcommittee may also take action without meeting if all members thereof consent in writing thereto. Meetings of a committee or subcommittee may be held by telephone conference calls, video conferencing equipment or similar communications equipment, provided each person participating may hear and be heard by all other meeting participants. Each committee shall make regular reports to the Board. All recommendations or actions of any committee or subcommittee shall be subject to approval or ratification by the full Board of Directors unless the committee or subcommittee possesses plenary power to act independently with respect to such matter and the submission of such matter to the full Board for action would be prohibited by, or contrary to the intent and purpose of, any Governing Standards.
Section 5.Authority to Fill Vacancies.
Any vacancy in any committee (including any vacancy resulting from an increase in the number of directors comprising the committee) shall be filled by the Board. If the Board fails to fill any such vacancy within 30 days of being advised thereof, the Nominating and Corporate Governance Committee shall, to the maximum extent permitted by law, have the power to fill the vacancy, in which case the new committee member shall serve on such committee until such time as the Board may elect to replace such new committee member.
ARTICLE IV.
SHAREHOLDERS’ MEETINGS
Section 1.Manner of Holding Meetings.
Unless otherwise required by law or these Bylaws, all meetings of the shareholders shall be held in the manner designated by the Board of Directors, which may be (i) at the principal office of the Corporation, (ii) at such other place, within or without the State of Louisiana, as may be designated by the Board of Directors, (iii) solely by means of remote communications in accordance with applicable law or (iv) some combination of the foregoing. If and to the extent the Board of Directors elects to hold any meeting of the shareholders partially or wholly by means of remote communications, then each reference in the Articles of Incorporation or these Bylaws to attendance of shareholders in person shall be deemed to include attendance through such means in accordance with any rules governing such attendance established by the Corporation.
Section 2.Annual Meeting.
An annual meeting of the shareholders shall be held on the date and at the time as the Board of Directors shall designate for the purpose of electing Directors and for the transaction of such other business as may be properly brought before the meeting. If no annual shareholders’ meeting is held for a period of 18 months and directors are not elected by written consent in lieu of an annual meeting during that period, any shareholder may demand that the Secretary of the Corporation call such a meeting to be held in the manner specified under the LBCA.

Section 3.Special Meetings.
Special meetings of the shareholders, for any purpose or purposes, may be called by the Board of Directors. Subject to the terms of any outstanding class or series of Preferred Stock that entitles the holders thereof to call special meetings, the holders of the requisite percentage of the Total Voting Power specified in the Articles of Incorporation shall be required to cause the Corporation to call a special meeting of shareholders pursuant to La. R.S. 12:1-702 (or any successor provision). Such requests of shareholders must state the specific purpose or purposes of the proposed special meeting, and the business to be brought before such meeting by the shareholders shall be limited to such purpose or purposes.
Section 4.Notice of Meetings.
Except as otherwise provided by law, the authorized person or persons calling a shareholders’ meeting shall cause written notice of the call of the meeting to be given to all shareholders of record entitled to vote at such meeting at least 10 days and not more than 60 days prior to the day fixed for the meeting. Notice of the annual meeting need not state the purpose or purposes thereof, unless action is to be taken at the meeting as to which notice is required by law, the Articles of Incorporation or these Bylaws. Notice of a special meeting shall state the purpose or purposes thereof, and the business conducted at any special meeting shall be limited to the purpose or purposes stated in the notice.
Section 5.Notice of Shareholder Nominations and Shareholder Business.
5.1Annual Meetings of Shareholders.
(a)Nominations of persons for election to the Board of Directors and the proposal of other business to be considered by the shareholders may be made at an annual meeting of shareholders only if properly brought before such meeting (i) pursuant to the Corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors or any duly authorized committee thereof, (ii) otherwise by or at the direction of the Board of Directors or any duly authorized committee thereof, (iii) by any shareholder of the Corporation who (A) was a shareholder of record at the time of giving of notice provided for in this Section 5.1 and through the time of the annual meeting, (B) is entitled to vote at the meeting and (C) complies with the notice procedures set forth in this Section 5.1 as to such business or nomination, or (iv) by any shareholder (or group of shareholders) who meets the requirements of and complies with all of the procedures set forth in Section 5.3 of this Bylaw.
(b)Without qualification or limitation, subject to Section 5.4(c) of this Bylaw, for any nominations or any other business to be properly brought before an annual meeting by a shareholder pursuant to Section 5.1(a)(iii) of this Bylaw (i) the shareholder must have given timely notice thereof in writing to the Secretary of the Corporation and complied in all respects with the applicable requirements of Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and all other applicable provisions of state or federal law and the rules or regulations promulgated thereunder (including Rule 14a-19 promulgated under the Exchange Act), and (ii) such other business must constitute a proper matter for shareholder action. To be timely, a shareholder’s notice shall be delivered to the Secretary of the Corporation at the principal executive office of the Corporation not earlier than the close of business on the 180th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the close of business on the 180th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by the Corporation.
(c)To be in proper form and effective for purposes hereof, a shareholder’s notice (whether given pursuant to this Section 5.1 of this Bylaw in connection with an annual meeting or Section 5.2 of this Bylaw in connection with a special meeting) furnished to the Secretary of the Corporation must:
(i)set forth, as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (A) the name and address of such shareholder, as it appears on the Corporation’s books, of such beneficial owner, if any, of any of their respective affiliates and associates and of any others acting in concert with any of the foregoing (with any such affiliates, associates or others with whom they are acting in concert being hereinafter referred to as “associated parties”), (B)(1) the class or series and number of shares of the Corporation which are, directly or indirectly, owned beneficially and of record by such shareholder, any such beneficial owner, and any of their associated parties, (2) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, or any derivative or synthetic arrangement having the characteristics of a long position in any class or series of shares of the Corporation, or any contract, derivative, swap or other transaction or series of transactions designed to produce economic benefits and risks that correspond substantially to the ownership of any class or series of shares of the Corporation, including due to the fact that the value of such contract, derivative, swap or other transaction or series of transactions is determined by reference to the price, value or volatility of any class or series of shares of the Corporation, whether or not such instrument, contract or right shall be subject to settlement in the underlying class or series of shares of the Corporation, through the delivery of cash or other property, or otherwise, and without regard of whether such shareholder of record, the beneficial owner, if any, or any of their associated parties may have entered into transactions that hedge or mitigate the economic effect of such instrument, contract or right or any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Corporation (any of the foregoing, a “Derivative Instrument”) directly or indirectly owned beneficially by such shareholder, the beneficial owner, if any, or any of their associated parties, (3) any proxy, contract, arrangement, understanding, or relationship pursuant to which such shareholder, any such beneficial owner or any of their associated parties has a right to vote any shares of any security of the Corporation, (4) any agreement, arrangement, understanding, relationship or otherwise, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, engaged in, directly or indirectly, by such shareholder, the beneficial owner, if any, or any of their associated parties, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of any class or series of the shares of the Corporation by, manage the risk of share price changes for, or increase or decrease the voting power of, such shareholder, the beneficial owner, if any, or any of their associated parties with respect to any class or series of the shares of the Corporation, or which provides, directly or indirectly, the opportunity to profit or share in any profit derived from any decrease in the price or value of any class or series of the shares of the Corporation (any of the foregoing, “Short Interests”), (5) any rights to dividends on the shares of the Corporation owned beneficially by such shareholder, any such beneficial owner or any of their associated parties that are separated or separable from the underlying shares of the Corporation, (6) any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership, limited liability company, or similar entity in which such shareholder, any such beneficial owner or any of their associated parties is a general partner, manager or managing member or, directly or indirectly, beneficially owns an interest in the general partner, manager or managing member of such general or limited partnership, limited liability company or similar entity, (7) any performance-related fees (other than an asset-based fee) that such shareholder, any such beneficial owner or any of their associated parties is entitled to based on any increase or decrease in the value of shares of the Corporation or Derivative Instruments, if any, including without limitation any such interests held by immediate family members of such shareholder, any such beneficial owner or any sharing the same household, (8) any significant equity interests or any Derivative Instruments or Short Interests in any principal competitor of the Corporation held by such shareholder, the beneficial owner, if any, or any of their associated parties, (9) any direct or indirect interest of such shareholder, the beneficial owner, if any, or any of their associated parties in any contract with the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (10) any direct or indirect material legal, economic or financial interest of such shareholder, any such beneficial owner or any of their associated parties in the outcome of any vote to be taken at the annual or special meeting of shareholders of the Corporation with respect to which the notice delivered under this Section 5 of these Bylaws relates, and (11) any other agreement, arrangement or understanding, whether or not such instrument or the rights conferred thereby are subject to settlement in underlying shares of capital stock of the Corporation, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such shareholder, any such beneficial owner or any of their associated parties, with respect to securities of the Corporation, (C) any other information relating to such shareholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act , and the rules and regulations promulgated thereunder, (D) a description of all agreements, arrangements and understandings (whether written or oral) with respect to the nomination or proposal between or among such shareholder, such beneficial owner, if any, or any of their associated parties, including, in the case of a nomination, any nominee, his or her respective affiliates and associates, and any others acting in concert with any of the foregoing, and (E) a written representation whether the shareholder, the beneficial owner, if any, or any of their associated parties intends or is part of a group which intends (1) to solicit proxies or votes in support of any proposed nominee in accordance with Rule 14a-19 promulgated under the Exchange Act, (2) with respect to any proposed business other than the nomination of one or more directors that the shareholder proposes to bring before the meeting, to deliver at its own cost a proxy statement or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal, or (3) otherwise to solicit proxies or votes from shareholders in support of any such proposal or nominees;
(ii)if the notice relates to any business other than a nomination of a director or directors that the shareholder proposes to bring before the meeting, set forth (A) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest of such shareholder, any such beneficial owner or any of their associated parties in such business, and (B) the text of any resolutions proposed for consideration and, if applicable, the text of any proposed additions, amendments or other changes to any document governing the internal affairs of the Corporation;
(iii)set forth, as to each person, if any, whom the shareholder proposes to nominate for election or reelection to the Board of Directors (A) all information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named in any proxy statement (and form of proxy relating to the meeting at which Directors are to be elected) as a nominee and to serving as a Director if elected) and (B) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such shareholder and beneficial owner, if any, or any of their associated parties, on the one hand, and each proposed nominee, his or her respective affiliates and associates, or any others acting in concert with any of the foregoing, on the other hand, including without limitation all information that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated under the federal securities laws if the shareholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, any affiliate or associate thereof or any other person acting in concert with any of the foregoing were the “registrant” for purposes of such item and the nominee were a director or executive officer of such registrant;
(iv)with respect to each nominee for election or reelection to the Board of Directors, include both a completed and duly executed questionnaire and a duly executed agreement, each as required by Section 5.4(d) of this Bylaw; and
(v)be corrected, updated, supplemented or recertified if and to the extent required under Section 5.4(f) of this Bylaw.
(d)Notwithstanding anything to the contrary in these Bylaws, a shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder with respect to the matters set forth in these Bylaws, and, unless otherwise required by law, (i) no shareholder providing notice of a nomination shall solicit proxies in support of director nominees other than the Corporation's nominees unless such shareholder has complied with Rule 14a-19 under the Exchange Act in connection with the solicitation of such proxies, including the provision to the Corporation of notices required thereunder in a timely manner, and (ii) if any such shareholder (A) provides notice pursuant to Rule 14a-19(b) under the Exchange Act and (B) fails to comply with the requirements of these Bylaws or either Rule 14a-19(a)(2) or Rule 14a-19(a)(3) under the Exchange Act, including the provision to the Corporation of any related notices required under Rule 14a-19 in a timely manner, or fails to timely provide reasonable evidence as determined by the Corporation sufficient to satisfy the Corporation that such shareholder has met the requirements of Rule 14a-19(a)(3) in accordance with the following sentence, then the Corporation shall disregard the nomination of each such proposed nominee, even if the Corporation has received proxies or votes for the shareholder’s nominees. If any shareholder provides notice pursuant to Rule 14a-19(b), such shareholder shall deliver to the Corporation, no later than five business days prior to the applicable meeting, reasonable evidence that it has met the requirements of Rule 14a-19.

5.2Special Meetings of Shareholders.
(a)At any special meeting of the shareholders duly convened in accordance with these Bylaws, only such business shall be conducted or considered as shall have been properly brought before the meeting pursuant to the Corporation’s notice of meeting. To be properly brought before a special meeting, proposals must be (i) specified in the Corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors or any duly authorized committee thereof or furnished in accordance with La. R.S. 12:1-702 (or any successor provision) and Article VI(B) of the Articles of Incorporation or (ii) otherwise properly brought before the special meeting by or at the direction of the Board of Directors or any duly authorized committee thereof.

(b)If the Board of Directors has determined that directors shall be elected at a special shareholder meeting, nominations of persons for election to the Board of Directors may be made at such special meeting of shareholders (i) by or at the direction of the Board of Directors or any duly authorized committee thereof or (ii) by any shareholder of the Corporation who (A) was a shareholder of record at the time of giving of notice provided for in this Bylaw and through the time of the special meeting, (B) is entitled to vote at the special meeting, and (C) timely furnishes a notice to the Corporation that contains all of the information required under, and is otherwise provided in full accordance with, Section 5.2(c) of this Bylaw.
(c)Subject to Section 5.4(c) of this Bylaw, in the event the Corporation calls a special meeting of shareholders for the purpose of electing one or more directors to the Board of Directors, any shareholder meeting the qualifications described in Section 5.2(b) of this Bylaw may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting, if the shareholder’s notice required by Section 5.1(c) of this Bylaw with respect to any nomination (including the completed and signed questionnaire, representation and agreement required by Section 5.4(d) of this Bylaw) shall be delivered to the Secretary of the Corporation at the principal executive office of the Corporation not earlier than the close of business on the 120th day prior to the date of such special meeting and not later than the close of business on the later of the 90th day prior to the date of such special meeting or, if the first public announcement of the date of such special meeting is less than 100 days prior to the date of such special meeting, the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting.
5.3Proxy Access Rights.
(a)Whenever the Corporation solicits proxies with respect to an election of directors at an annual meeting, the Corporation shall, subject to the terms and conditions of this Section 5.3, (i) include in its proxy statement for the annual meeting the name, together with the Required Information (as defined below), of any person nominated for election (each such person being hereinafter referred to as a “Shareholder Nominee”) to the Board of Directors by a shareholder that satisfies, or by a group of no more than ten shareholders that satisfy, the requirements of this Section 5.3 (such individual or group, including as the context requires each member thereof, being hereinafter referred to as the “Eligible Shareholder”) and all applicable laws, and who expressly elects at the time of providing the notice required by Section 5.3(g) of this Bylaw to have its nominee or nominees included in the Corporation’s proxy materials pursuant to this Section 5.3 and (ii) permit the Corporation’s shareholders to vote upon each such Shareholder Nominee, in addition to individuals nominated by the Board of Directors, in connection with such meeting. Such notice shall consist of a copy of Schedule 14N duly filed with the U.S. Securities and Exchange Commission in accordance with Rule 14a-18 promulgated under the Exchange Act and the information required to be delivered to the Corporation by this Section 5.3 (all such information collectively being hereinafter referred to as the “Section 5.3 Notice”), and such notice shall be delivered to the Corporation in accordance with the procedures and during the time period set forth in Section 5.3(g) of this Bylaw.
(b)For purposes of Section 5.3(a) of this Bylaw, the “Required Information” that the Corporation will include in its proxy statement is (i) the information concerning the Shareholder Nominee and the Eligible Shareholder that is required to be disclosed in the Corporation’s proxy statement by the regulations promulgated under the Exchange Act, by these Bylaws, by the Articles of Incorporation or by the Listing Standards (as

defined below); and (ii) if the Eligible Shareholder so elects, a Statement (as defined below).
(c)The number of Shareholder Nominees (including Shareholder Nominees that were submitted by an Eligible Shareholder for inclusion in the Corporation’s proxy materials pursuant to this Section 5.3 but either are subsequently withdrawn or that the Board of Directors decides to nominate as Board of Director nominees) appearing in the Corporation’s proxy materials with respect to an annual meeting shall not exceed 20% of the number of directors in office as of the last day on which a Section 5.3 Notice of a nomination may be timely delivered pursuant to Section 5.3(g) of this Bylaw, or if such amount is not a whole number, the closest whole number below 20%. If for any reason one or more vacancies occur on the Board of Directors after the date referred to in the prior sentence but before the date of the annual meeting and the Board of Directors elects to reduce the size of the Board of Directors in connection therewith, the maximum number of Shareholder Nominees eligible for inclusion in the Corporation’s proxy materials pursuant to this Section 5.3 shall be calculated based on the number of directors in office as so reduced. In the event that the number of Shareholder Nominees submitted by Eligible Shareholders pursuant to this Section 5.3 exceeds this maximum number, each Eligible Shareholder will select one Shareholder Nominee for inclusion in the Corporation’s proxy materials until the maximum number is reached, selecting in order from the largest to the smallest of such shareholders based upon the number of shares of common stock of the Corporation each Eligible Shareholder disclosed as owned in the Section 5.3 Notice submitted to the Corporation hereunder. If the maximum number is not reached after each Eligible Shareholder has selected one Shareholder Nominee, this selection process will continue as many times as necessary, following the same order each time, until the maximum number is reached.
(d)In order to make a nomination pursuant to this Section 5.3, an Eligible Shareholder must have owned (as defined below) 3% or more of the Corporation’s outstanding common stock continuously for at least three years (the “Required Shares”) as of both the date the Section 5.3 Notice of the nomination is furnished in accordance with Section 5.3(g) of this Bylaw and the record date for determining shareholders entitled to vote at the annual meeting, and must continue to own the Required Shares through the applicable meeting date. To be in proper form and effective for purposes of this Section 5.3, a Section 5.3 Notice furnished to the Secretary of the Corporation must:
(i)set forth one or more written statements from the record holder of the shares (and from each intermediary through which the shares are or have been held during the requisite three-year holding period) verifying that, as of a date within seven calendar days prior to the date the Section 5.3 Notice is furnished, the Eligible Shareholder owns, and has owned continuously for the preceding three years, the Required Shares, and the Eligible Shareholder’s agreement to provide, within three business days after the record date for the annual meeting, written statements from the record holder and such intermediaries verifying the Eligible Shareholder’s continuous ownership of the Required Shares through the record date, along with a written statement that the Eligible Shareholder will continue to hold the Required Shares through the applicable meeting date and intends to continue to hold the Required Shares for at least one additional year thereafter;

(ii)set forth the information required to be included in a shareholder’s notice of nomination pursuant to Section 5.1(c) of this Bylaw (excluding item (ii) thereof), together with the written consent of each Shareholder Nominee to be named in the Corporation’s proxy materials as a nominee and to serving as a Director if elected;
(iii)include a written representation (in the form provided by the Secretary of the Corporation upon written request) that the Eligible Shareholder (A) acquired the Required Shares in the ordinary course of business and not with the intent to change or influence control at the Corporation, and that neither the Eligible Shareholder nor the Shareholder Nominee or Shareholder Nominees being nominated thereby presently has such intent, (B) has not nominated and will not nominate for election to the Board of Directors at the annual meeting any person other than the Shareholder Nominee or Shareholder Nominees being nominated pursuant to this Section 5.3, (C) has not violated the proxy solicitation rules promulgated under the Exchange Act directly or indirectly in connection with furnishing, or preparing to furnish, the Section 5.3 Notice, (D) has not engaged and will not engage in, and has not and will not be a “participant” in another person’s “solicitation” within the meaning of Rule 14a-1(1) promulgated under the Exchange Act in support of the election of any individual as a Director at the annual meeting other than its Shareholder Nominee or Shareholder Nominees or a nominee of the Board of Directors, (E) will not distribute to any shareholder any form of proxy for the annual meeting other than the form distributed by the Corporation, and (F) has provided and will continue to provide information in connection with the nomination hereunder that is or will be true, correct and complete in all material respects, and does not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were or will be made, not misleading;
(iv)include a written undertaking (in the form provided by the Secretary of the Corporation upon written request) that the Eligible Shareholder agrees to (A) assume all liability stemming from any legal or regulatory violation arising out of the communications with shareholders of the Corporation by the Eligible Shareholder, its affiliates and associates, or their respective agents or representatives, either before or after the furnishing of the Section 5.3 Notice, or out of the information that the Eligible Shareholder has provided or will provide to the Corporation or filed or to be filed with the U.S. Securities and Exchange Commission, including an agreement to indemnify the Corporation and its agents and representatives in respect of any such liabilities, (B) comply with all other laws and regulations applicable to any solicitation in connection with the annual meeting, including without limitation Rule 14a-9 and Rule 14a-18 promulgated under the Exchange Act, and (C) provide to the Corporation promptly, and in no event more than five business days after it has been requested, such additional information as requested pursuant to this Section 5.3 or any other subsection of this Section 5 of these Bylaws; and

(v)be corrected, updated, supplemented or recertified if and to the extent required under Section 5.4(f) of this Bylaw.
(e)Notwithstanding anything in these Bylaws to the contrary, the Corporation shall not be required to include, pursuant to this Section 5.3, any nominee information in its proxy materials (i) with respect to any meeting of shareholders for which the Secretary of the Corporation receives a notice that the Eligible Shareholder or any other shareholder of the Corporation has nominated one or more persons for election to the Board of Directors pursuant to the advance notice requirements set forth in Section 5.1 of this Bylaw, (ii) concerning any Shareholder Nominee who (A) is not independent under the Independence Standards (as defined below in Section 5.4(d) of this Bylaw), as determined in good faith by the Board of Directors or one or more of its committees, (B) provides any information to the Corporation or its shareholders required or requested pursuant to any subsection of this Section 5 of these Bylaws that is not accurate, truthful and complete in all material respects, or that otherwise contravenes any of the agreements or representations made by the Shareholder Nominee in connection with the nomination, (C) has been an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914, within the past three years, (D) is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in such a criminal proceeding within the past ten years or (E) is subject to any order of the type specified in Rule 506(d) of Regulation D promulgated under the Securities Act of 1933, as amended, or (iii) with respect to any request of any Eligible Shareholder who (A) provides any information to the Corporation or its shareholders required or requested pursuant to any subsection of this Section 5 of these Bylaws that is not accurate, truthful and complete in all material respects or (B) otherwise fails, or nominates any Shareholder Nominee who fails, to comply with its obligations pursuant to any subsection of this Section 5 of these Bylaws.
(f)The Eligible Shareholder may, at its option, provide to the Secretary of the Corporation, at the time the information required by this Section 5.3 is provided, a written statement for inclusion in the Corporation’s proxy statement for the annual meeting, not to exceed 500 words, in support of the Shareholder Nominee’s candidacy (the “Statement”). Notwithstanding anything to the contrary contained in this Section 5.3, the Corporation may omit from its proxy materials any information or Statement that it, in good faith, believes is materially false or misleading, omits to state any material fact, or would violate any applicable law or regulation.
(g)Notwithstanding the procedures set forth in Section 5.1 or 5.2 of this Bylaw, any Section 5.3 Notice, to be timely under this Section 5.3, must be received by the Secretary of the Corporation at the principal executive office of the Corporation within the time period applicable to notices of shareholder proposals made at annual meetings pursuant to Rule 14a-8 promulgated under the Exchange Act.
(h)For purposes of this Section 5.3, an Eligible Shareholder shall be deemed to “own” only those outstanding shares of common stock of the Corporation as to which the shareholder possesses both (i) the full voting and investment rights pertaining to the shares and (ii) the full economic interest in (including the opportunity for profit and risk of loss on) such shares; provided that the number of shares calculated in accordance with clauses (i) and (ii) shall not include any shares (x) sold by such shareholder or any of its affiliates in any transaction that has not been settled or closed, (y) borrowed by such shareholder or any of its affiliates for any purposes or purchased by such shareholder or any of its affiliates pursuant to an agreement to resell or (z) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such shareholder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of shares of outstanding common stock of the Corporation, if, in any such case, such instrument or agreement has, or is intended to have, the purpose or effect of (1) reducing in any manner, to any extent or at any time in the future, such shareholder’s or affiliates’ full right to vote or direct the voting of any such shares or (2) hedging, offsetting or altering to any degree gain or loss arising from the full economic ownership of such shares by such shareholder or affiliate. For purposes of this Section 5.3, a shareholder shall “own” shares held in the name of a nominee or other intermediary so long as the shareholder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. A shareholder’s ownership of shares shall be deemed to continue during any period in which the shareholder has delegated any voting power by means of a proxy, power of attorney or other instrument or arrangement which is revocable at any time by the shareholder. The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings. Whether outstanding shares of the common stock of the Corporation are “owned” for these purposes shall be determined in good faith by the Board of Directors.
(i)Whenever the Eligible Shareholder consists of a group of more than one shareholder, each provision in this Section 5.3 that requires the Eligible Shareholder to provide any written statements, representations, undertakings, agreements or other instruments or to meet any other conditions shall be deemed to require each shareholder that is a member of such group to provide such statements, representations, undertakings, agreements or other instruments and to meet such other conditions. No person may be a member of more than one group of persons constituting an Eligible Shareholder with respect to any annual meeting.
(j)Any Shareholder Nominee who is included in the Corporation’s proxy materials for a particular annual meeting of shareholders but either (i) withdraws from or becomes ineligible or unavailable for election at the annual meeting or (ii) does not receive at least 25% of the votes cast in favor of the Shareholder Nominee’s election will be ineligible to be a Shareholder Nominee pursuant to this Section 5.3 for the next two annual meetings.
(k)Except for a nomination made in accordance with Rule 14a-19 of the Exchange Act, this Section 5.3 provides the exclusive method for shareholders (including any beneficial owner) to include nominees for Director in the Corporation’s proxy materials.
5.4Other Related Provisions.
(a)Subject to Section 5.4(c) of this Bylaw, only such persons who are nominated in accordance with the procedures set forth in this Section 5 of these Bylaws shall be eligible to be elected at a meeting of shareholders to serve as Directors and only such business shall be conducted at a meeting of shareholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 5 of these Bylaws. Except as otherwise provided by law, the Articles of Incorporation or these Bylaws, the Chairman of the meeting shall have the power and duty (i) to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 5 of these Bylaws (including without limitation whether (A) the shareholder or beneficial owner, if any, on whose behalf the nomination or proposal is made solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies or votes in support of such shareholder’s nominee or proposal in compliance with such shareholder’s representation furnished pursuant to Section 5.1(c)(i)(E) of this Bylaw and (B) such shareholder, any such beneficial owner, and any such nominee has duly and timely furnished all information or agreements required to be furnished under this Section 5 of these Bylaws and complied with all undertakings, representations or commitments associated therewith) and (ii) if any proposed nomination or business is not in compliance with this Section 5 of these Bylaws, to declare that such defective proposal or nomination shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the Corporation.
(b)Notwithstanding the foregoing provisions of this Section 5 of these Bylaws, a shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder with respect to the matters set forth in this Section 5; provided, however, that any references in these Bylaws to the Exchange Act or the rules promulgated thereunder are not intended to and shall not limit the requirements applicable to nominations or proposals as to any other business to be considered pursuant to Section 5.1(a)(iii), Section 5.2(b)(ii) or Section 5.3 of this Bylaw.
(c)Except for proposals properly made in accordance with Rule 14a-8 promulgated under the Exchange Act and included in the notice of meeting duly given by or at the direction of the Board of Directors or any duly authorized committee thereof under this Section 5 of these Bylaws, compliance with Section 5.1(a)(iii), Section 5.2(b)(ii) and Section 5.3 shall be the exclusive means for a shareholder to bring matters before an annual meeting of shareholders or a special meeting of shareholders, respectively. Nothing in this Bylaw shall be deemed to affect any rights (i) of shareholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or (ii) of the holders of any series of Preferred Stock if and to the extent provided for under law, the Articles of Incorporation or these Bylaws. Except as otherwise expressly provided to the contrary in Rule 14a-8 or Rule 14a-19 promulgated under the Exchange Act or Section 5.3 of this Bylaw, nothing in these Bylaws shall be construed to permit any shareholder, or give any shareholder the right, to include or have disseminated or described in the Company’s proxy materials any director nominations or any other proposal.
(d)To be eligible to be a nominee for election or reelection as a Director of the Corporation, a person nominated by any shareholder must deliver (in accordance with the time periods prescribed for delivery of notice under the applicable subsection of this Section 5 of these Bylaws) to the Secretary of the Corporation at the principal executive office of the Corporation a fully completed and duly executed questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary of the Corporation upon written request) and a duly executed agreement (in the form provided by the Secretary of the Corporation upon written request) that such person (i) is not and will not become a party to (A) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a Director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been fully disclosed in writing to the Board of Directors or (B) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a Director of the Corporation, with such person’s fiduciary duties under applicable Louisiana law, (ii) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with such person’s candidacy, service or action as a Director that has not been fully disclosed in writing to the Board of Directors, (iii) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a Director of the Corporation, and will comply with all applicable publicly-disclosed corporate governance, conflict of interest, ethics, confidentiality, stock ownership and trading policies and guidelines of the Corporation, (iv) acknowledges that, if elected as a Director of the Corporation, such person will owe a fiduciary duty, under applicable Louisiana law, to the Corporation and its shareholders, (v) represents that all of the information that such person has provided and will provide is or will be true, correct and complete in all material respects, and does not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were or will be made, not misleading, (vi) meets, and will continue to meet, all qualifications to serve as a Director of the Corporation specified in Section 11 of Article II of these Bylaws or Article IV(F) of the Articles of Incorporation, and is otherwise in all respects eligible, and will continue to be eligible, to serve as a Director without contravening any of the additional qualifications established in Section 5.3(e)(ii) of this Bylaw and without causing the Corporation to be in violation of these Bylaws, the Articles of Incorporation, the Listing Standards (as defined below), or any other applicable state or federal law or regulation and (vii) will abide by the requirements of Section 8.3 of Article IV of these Bylaws. The Corporation may require any proposed nominee to furnish such other information (i) as may reasonably be requested by the Corporation to determine whether the Director would be independent under the Listing Standards, any applicable rules of the U.S. Securities and Exchange Commission, or any publicly-disclosed standards used by the Board of Directors in determining and disclosing the independence of the Corporation’s Directors (collectively, the “Independence Standards”), (ii) that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such nominee or (iii) that may reasonably be required to determine the eligibility of such nominee to serve as a Director of the Corporation.
(e)The right of any shareholder to make any nominations or proposals under any subsection of this Section 5 of these Bylaws is subject to the condition that the shareholder of record deliver (in accordance with the time limits prescribed for delivery of notice under the applicable subsection of this Section 5 of these Bylaws) to the Secretary of the Corporation at the principal executive office of the Corporation a written representation that either such record shareholder or the beneficial owner, if any, on whose behalf the nomination or proposal is being made intends to attend the applicable meeting of shareholders to address any questions regarding the nomination or proposal and, in the event of any nomination or proposal made pursuant to Section 5.1 or 5.2 of this Bylaw, to propose such action at the meeting and a written acknowledgement that, if such shareholder does not appear to present such proposed business at such meeting, the Corporation need not present such proposed business for a vote at such meeting notwithstanding that proxies in respect of such vote may have been received by the Corporation.
(f)Any notice or information furnished under any subsection of this Section 5 of these Bylaws (including any statement of intentions contained therein) shall be promptly corrected if the party furnishing it becomes aware of a material error, deficiency or change in circumstances. In addition, any party providing any notice or information under any subsection of Section 5 of these Bylaws must deliver to the Secretary of the Corporation at the principal executive office of the Corporation, not later than three business days after the record date for the meeting and three business days after the date that is ten business days prior to the meeting or any adjournment or postponement thereof, (A) any such written updates and supplements necessary to ensure that the notice or information previously provided or required to be provided shall be true and correct as of both such dates or (B) a written certification that no such updates or supplements are necessary and that the notice or information previously provided remains true and correct as of both such dates. Notwithstanding the foregoing, no update or supplement (including any notification as to a change in a shareholder’s intent to solicit proxies contemplated by Section 5) shall cure or affect (i) the accuracy (or inaccuracy) of any representations made by shareholder, any such beneficial owner or any of their associated parties or nominees or (ii) the validity (or invalidity) of any nomination or proposal that failed to comply with or is rendered invalid under this Section 5 or any other applicable provision of these Bylaws.
(g)For purposes of this Section 5 of these Bylaws, (i) “affiliate” and “associate” shall each have the respective meanings ascribed to them in Rule 405 promulgated under the Securities Act of 1933, as amended (including, when such terms are used in reference to any particular entity, all entities or natural persons that control such particular entity); provided, however, that with respect to any investment company (as defined in the Investment Company Act of 1940, as amended, whether or not exempt from registration thereunder), “affiliate” shall also include all other investment companies managed by the same investment adviser or any of its affiliates, (ii) “group” shall have the meaning ascribed to it in rules adopted by the U.S. Securities and Exchange Commission interpreting various provisions under Section 13 of the Exchange Act, (iii) “public announcement” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the U.S. Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act and the rules and regulations promulgated thereunder, and (iv) “Listing Standards” shall mean the rules and listing standards of the principal U.S. securities exchange upon which the Corporation’s common stock is listed. For purposes of this Section 5 of these Bylaws, any reference to delivery of notices or other written instruments to the Secretary of the Corporation at the principal office of the Corporation shall require such notice or other written instrument to be delivered by registered or certified mail, postage prepaid, to the Secretary at such office.
(h)In no event shall any adjournment, rescheduling or postponement of an annual or special meeting (including through a judicial stay) or the announcement thereof commence a new time period (or extend any time period) for the giving of any notice required under any subsection of this Section 5 of these Bylaws. In no event shall a shareholder be permitted to (i) change any person nominated to serve as a Director under any subsection of this Section 5 of these Bylaws after the end of the last day of the applicable notice period, even if the proposed nominee dies, is incapacitated, is disqualified for any reason (including failure to meet or to continue to meet any requirements imposed under any subsection of this Section 5 of these Bylaws), resigns or is otherwise unwilling or unable to serve for any other reason or (ii) nominate a number of nominees for election at an annual or special meeting of shareholders that exceeds the number of Directors to be elected at such annual or special meeting of shareholders.
(i)The Board of Directors or a committee thereof may adopt such rules or guidelines for applying the provisions of this Section 5 of these Bylaws as it determines are appropriate. To be considered duly furnished or delivered hereunder, any notice, undertaking, questionnaire, agreement or other instrument required to be provided under any subsection of this Section 5 of these Bylaws must (i) not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) otherwise be furnished or delivered in a form reasonably satisfactory to the Board of Directors or one or more of its committees.

Section 6.Quorum.
6.1    Establishment of Quorum.
(a)Except as otherwise provided by law, at all meetings of shareholders the presence, in person or by proxy, of the holders of a majority of the Total Voting Power shall constitute a quorum to organize the meeting. For purposes of determining the existence of a quorum to organize the meeting, shares of Voting Stock as to which the holders have voted or abstained from voting with respect to any matter considered at a meeting, or which are subject to Non-Votes (as defined in Section 6.3 below), shall be counted as present.
(b)With respect to each matter to be acted upon at any duly organized meeting of shareholders, the presence, in person or by proxy, of the holders of a majority of the Total Voting Power entitled to be cast on the matter shall constitute a quorum for action on that matter; provided, however, that this subsection shall not have the effect of reducing the vote required to approve any matter that may be established by law, the Articles of Incorporation or these Bylaws.
6.2Withdrawal. If a quorum is present or represented for purposes of organizing a duly convened meeting, such meeting may continue to do business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum, or the refusal of any shareholders present to vote.
6.3Non-Votes. As used in these Bylaws, “Non-Votes” shall mean the number of votes as to which the record holder or proxy holder of shares of Capital Stock has been precluded from voting thereon (whether by law, by regulations of the Securities and Exchange Commission, by rules, bylaws or listing standards of any national securities exchange or other self-regulatory organization, or otherwise), including without limitation votes as to which brokers may not or do not exercise discretionary voting power under the rules of the New York Stock Exchange.
Section 7.Voting Power Present or Cast.
For purposes of determining the amount of Total Voting Power present or represented or the amount of Total Voting Power actually cast at any annual or special meeting of shareholders with respect to voting on any particular matter, shares as to which the holders have abstained from voting, and shares which are subject to Non-Votes, will not be treated as present, represented or cast.
Section 8.Voting Requirements.
8.1General Voting Standard. If a quorum exists under Section 6.1(b), action on any matter, other than the election of directors, brought to the shareholders for their consideration, adoption or consent will be approved if the votes cast favoring the action exceed the votes cast opposing the action, unless the question is one upon which, by express provision of law, the Articles of Incorporation or Subsection 8.2 below, a different vote is required, in which case such express provision shall govern and control the decision of such question.
8.2Majority Director Election Standard. Subject to the rights of the holders of any series of preferred stock and except as otherwise required by law or the Articles of Incorporation, each director to be elected by the shareholders must receive a majority of the votes cast with respect to the election of that director at any meeting for the election of directors at which a quorum is present, provided that if the number of nominees exceeds the number of directors to be elected in a contested election, the directors will be elected by a plurality of the shares represented in person or by proxy at the meeting and entitled to vote on the election of directors. For purposes of this section, (i) a “majority of votes cast” means that the number of votes cast “for” a director’s election exceeds the number of votes cast as “withheld” or “against” with respect to that director’s election and (ii) a “contested election” means that the number of persons properly nominated to serve as directors of the Corporation exceeds the number of directors to be elected.
8.3Resignation Offers. If a director nominee who is an incumbent director is not elected and no successor has been elected at the same meeting, the director must submit to the Board of Directors promptly after the certification of the election results a letter offering to resign from the Board of Directors (a “Resignation Offer”). The Nominating and Corporate Governance Committee will consider the Resignation Offer and will make a recommendation to the Board of Directors whether to accept the Resignation Offer, reject the Resignation Offer or take other action. The Board of Directors, taking into account the Nominating and Corporate Governance Committee’s recommendation and any other factors they deem relevant, will act on each Resignation Offer within 90 days from the date of the certification of the election results and will disclose promptly in a Form 8-K Report filed with the Securities and Exchange Commission its decision and the rationale therefor.
Section 9.Proxies.
9.1Execution of Proxies. At any meeting of the shareholders, every shareholder having the right to vote shall be entitled to vote in person or by proxy appointed by an instrument in writing subscribed by such shareholder and bearing a date not more than 11 months prior to the meeting, unless the instrument provides for a longer period. The person appointed as proxy need not be a shareholder of the Corporation. Any shareholder directly or indirectly soliciting proxies from other shareholders must use a proxy card color other than white, which is reserved for the exclusive use by the Board of Directors.
9.2Electronically Transmitted Proxies. A shareholder may authorize another person or persons to act for him as proxy by delivering or authorizing the delivery of any form of electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or similar agent duly authorized by the person who will be the holder of the proxy to receive such transmission; provided, however, that any such electronic transmission shall be submitted with information from which the Corporation may determine that the electronic transmission was authorized by the shareholder. If it is determined that such electronic transmissions are valid, the inspectors or other persons making that determination shall specify the information upon which they relied.
Section 10.Postponements, Adjournments, or Cancellations of Meetings.
10.1Postponements and Adjournments of Meetings. In accordance with the provisions of applicable law, the Board of Directors, acting by resolution, may postpone and reschedule any previously scheduled meeting of shareholders, whether annual or special. In addition, any meeting of shareholders, whether annual or special, may be adjourned from time to time either by the chairman of the meeting or by the shareholders upon attaining the vote specified in Section 8.1 of this Article IV. When a meeting is adjourned to another time or place, if any, notice need not be given of the adjourned meeting if the time and place, if any, thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 45 days or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each shareholder of record entitled to vote at the meeting.
10.2Cancellations of Special Meetings. Unless provided otherwise by law or the Articles of Incorporation, any special meeting of the shareholders may be canceled, by resolution of the Board of Directors upon public notice given prior to the date previously scheduled for such special meeting or as otherwise permitted by the LBCA.
10.3Lack of Quorum. If a meeting cannot be organized because a quorum has not attended, those present may adjourn the meeting to such time and place as they may determine, subject, however, to the provisions of Section 10.1 hereof. In the case of any meeting called for the election of Directors, those who attend the second of such adjourned meetings, although less than a quorum as fixed in Section 6.1 of this Article, shall nevertheless constitute a quorum for the purpose of electing Directors.
Section 11.Written Consents.
Any action required or permitted to be taken at any annual or special meeting of shareholders may be taken only upon the vote of the shareholders, present in person or represented by duly authorized proxy, at an annual or special meeting duly noticed and called, as provided in these Bylaws, and may not be taken by a written consent of the shareholders pursuant to the LBCA.
Section 12.List of Shareholders.
In connection with every meeting of shareholders, a list of shareholders entitled to vote, arranged alphabetically and showing the number and class of shares held by each shareholder on the record date for the meeting, shall be produced for inspection on the request of any shareholder on the terms and conditions specified under the LBCA.
Section 13.Procedure at Shareholders’ Meetings.
13.1Presiding Officers. At every meeting of the shareholders the presiding chairman shall be the Chairman of the Board of Directors or, in the event of his or her absence or disability, the Chief Executive Officer or, in the event of his or her absence or disability, a chairman chosen by resolution of the Board of Directors. The Secretary or, in the event of his or her absence or disability, any Assistant Secretary or, in the absence of both, an appointee of the presiding chairman, shall act as secretary of the meeting.
13.2Conduct of Meeting. The Board of Directors may make such rules or regulations for the conduct of meetings of shareholders as it shall deem necessary, appropriate or convenient. Subject to any such rules and regulations, the chairman presiding at any meeting shall have the right and authority to prescribe rules, regulations and procedures for such meeting and to take all such actions as in the judgment of the chairman are appropriate for the proper conduct of such meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chairman of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting, either of which may be changed at any meeting at which a quorum is present by the vote of the shareholders specified in Section 8.1 of this Article IV; (ii) rules and procedures for maintaining order at the meeting or the safety of those present; (iii) rules and procedures relating to the casting of ballots or the tabulation of voting at the meeting; (iv) limitations on attendance at or participation in the meeting, provided such limitations do not violate any applicable law; (v) restrictions on entry to the meeting after the commencement thereof; (vi) rules and procedures on who may address the meeting and when and how they may do so, including limitations on the time allotted to questions or comments of any particular participant or by all participants as a group and limitations on the matters that may be raised by participants; and (vii) other similar rules, procedures, limitations or restrictions designed to enhance the efficiency, productivity or civility of the meeting. The presiding chairman may interpret and apply any such rules, regulations, procedures, limitations or restrictions as he or she sees fit under the circumstances, in addition to changing the order of business at the meeting or making any other determinations that he or she deems appropriate for the proper conduct of the meeting. Unless and to the extent determined by the Board of Directors or the presiding chairman, meetings of shareholders shall not be required to be held in accordance with the rules of parliamentary procedure.
13.3Inspectors of Election. In connection with each meeting of shareholders, either the Board or the Chairman may appoint one or more inspectors, who need not be shareholders and who may be employees of the Corporation, to act at the meeting or any adjournment thereof and make a written report thereof. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector at such meeting with strict impartiality and according to the best of his or her ability. The inspectors shall ascertain the number of shares outstanding and the voting power of each, determine the shares represented at the meeting and the validity of proxies and ballots, count all votes, determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors, and certify to the Corporation their determination of the number of shares represented at the meeting, and their count of all votes.
ARTICLE V.
CERTIFICATES OF STOCK
Any certificates of stock issued by the Corporation shall be numbered, shall be entered into the books of the Corporation as they are issued, and shall be signed in the manner required by law by any two officers of the Corporation. The Corporation may elect to issue uncertificated shares of stock.

ARTICLE VI.
REGISTERED SHAREHOLDERS
Section 1.Record Date. For the purpose of determining shareholders entitled to notice of and to vote at a meeting, or to receive a dividend, or to receive or exercise subscription or other rights, or to participate in a reclassification of stock, or in order to make a determination of shareholders for any other proper purpose, the Board may fix in advance a record date for determination of shareholders for such purpose, such date to be not more than 70 days prior to the meeting or the date on which the action requiring the determination of shareholder is to be taken.
Section 2.Registered Shareholders. Except as otherwise provided by law, the Corporation, and its directors, officers, employees and agents may recognize and treat a person registered on the Corporation's records as the owner of shares, as the owner in fact thereof for all purposes, and as the person exclusively entitled to have and to exercise all rights and privileges incident to the ownership of such shares, and rights under this Section 2 shall not be affected by any actual or constructive notice that the Corporation, or any of its directors, officers, employees or agents, may have to the contrary.
ARTICLE VII.
LOSS OF CERTIFICATE
Any person claiming a certificate of stock to be lost or destroyed shall make an affidavit or affirmation of that fact, and the Board of Directors, the General Counsel or the Secretary may, in his or its discretion, require the owner of the lost of destroyed certificate or his legal representative, to give the Corporation a bond, in such sum as the Board of Directors, the General Counsel or the Secretary may require, to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss or destruction of any such certificate. A new certificate of the same tenor and for the same number of shares as the one alleged to be lost or destroyed, may be issued without requiring any bond when, in the judgment of the Board of Directors, the General Counsel or the Secretary, it is proper to do so.
ARTICLE VIII.
CHECKS
All checks, drafts and notes of the Corporation shall be signed by such officer or officers or such other person or persons as the Board of Directors or the executive officers may from time to time designate.
ARTICLE IX.
DIVIDENDS
Dividends upon the capital stock of the Corporation, subject to the provisions of the Articles of Incorporation, if any, may be declared by the Board of Directors at any regular or special meetings, pursuant to law.

ARTICLE X.
NOTICES; DEFINITIONS; OTHER PROVISIONS
Section 1.Form of Delivery. Except as otherwise provided in Section 2 or 3 of Article II, of these Bylaws, whenever under the provisions of law, the Articles of Incorporation or these Bylaws notice is required to be given to any shareholder or director, it shall not be construed to mean personal notice unless otherwise specifically provided by law, the Articles of Incorporation or these Bylaws, but such notice may be given by United States mail or through a recognized commercial overnight courier service, addressed to such shareholder or director at his address as it appears on the records of the Corporation, with postage or delivery fees thereon prepaid. Such notices shall be deemed to have been given at the time they are deposited in the United States mail or with such courier service.
Section 2.Waiver. Whenever any notice is required to be given by law, the Articles of Incorporation or these Bylaws, a waiver thereof in writing signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent thereto. In addition, notice shall be deemed to have been given to, or waived by, any shareholder or director who attends a meeting of shareholders or directors in person, or is represented at such meeting by proxy, unless such shareholder or director timely objects to the transaction of any business at the meeting in the manner required by the LBCA.
Section 3.Certain Definitions. The terms Capital Stock, Continuing Directors, Total Voting Power and Voting Stock shall have the meanings ascribed to them in the Articles of Incorporation; provided, however, that for purposes of Sections 3 and 6.1(a) of Article IV of these Bylaws, Total Voting Power shall mean the total number of votes that holders of Capital Stock are entitled to cast generally in the election of Directors. All references herein to the Articles of Incorporation shall mean, as of any particular date, the Corporation’s Articles of Incorporation, as amended or restated through such date. All references herein to the LBCA shall mean, as of any particular date, the Louisiana Business Corporation Act of 2014, as amended or restated through such date, or any successor statute. Any references herein to votes or other actions required by “law” shall mean statutory laws or regulations applicable to the Corporation. Any reference to any particular committee of the Board of Directors in existence on the date of these Bylaws shall mean such committee and any successor committee exercising substantially similar powers and responsibilities. All pronouns and variations thereof used in these Bylaws shall be deemed to refer to the masculine, feminine or neuter gender, singular or plural, as the identity of the person, persons, entity or entities referred to require.
Section 4.Certain Actions by the Board. To the extent any provision of Section 1, 2 or 3 of Article IV of these Bylaws requires the Board to take action in connection with calling an annual or special meeting of the shareholders or Section 1 of Article VI of these Bylaws permits the Board to fix a record date in connection with any such meeting, then such action may be authorized by either (i) an executive officer of the Corporation, provided such authorization is duly ratified by the Board prior to the convening of such meeting, or (ii) the Board.
Section 5.Signatures. To the extent the Articles of Incorporation or these Bylaws permit or require the Corporation or any of its Directors, officers or other representatives to execute an instrument, such instrument may be executed electronically to the maximum extent permitted by Louisiana law.
ARTICLE XI.
AMENDMENTS
These Bylaws may only be altered, amended or repealed in the manner specified in the Articles of Incorporation.
* * * * *
•Amended in their entirety - May 23, 1995

•Amended Article I, Section I, Subsection 1.1(L), added new Subsection 1.1(O), and amended Subsection 1.2 - October 7, 1996
•Amended Article III, Section 1.1(B), Section 1 by adding new Subsection 1.3, Sections 3 and 4 amended in their entirety - November 21, 1996
•Amended Article I, Section I by adding, deleting, revising or renumbering various paragraphs of Subsection 1.1 and by revising Subsection 1.2 - October 7, 1998
•Amended Article I, Section 1 by adding or renumbering various paragraphs of Subsection 1.1 and by revising Subsection 1.2, and amended Article IV, Section 5, Subsections 5.2 and 5.7 in their entirety - November 19, 1998
•Amended Article I, Section I by adding Subsection 1.1(G), amending Subsection 1.2 and renumbering subsections - August 24, 1999
•Amended Article III, Section 1.1(D) - November 18, 1999
•Amended Article III in its entirety - February 25, 2003
•Amended Article I, Section 1.1(A, B and P) and Article II, Section 3.1 - August 26, 2003
•Amended Article I, Section 1.1 (A, B, D, G, H and N) and Section 1.2, added new Article I, Section 3, and amended Article II, Sections 2, 3.1, 3.2 and 10, Article III, Sections 1.1 and 5, Article IV, Sections 3, 6.1 and 13, Article V and Article VIII – July 1, 2009
•Amended Article IV, Section 8 by revising Subsection 8.1 and adding Subsections 8.2 and 8.3 – April 7, 2010
•Amended cover page and table of contents to reflect name change – November 4, 2010
•Amended Article I by revising Section 1.1 and deleting Section 3, and amended Article II, Section 2 and 11, Article III, Sections 3 and 5, Article IV, Sections 5, 10 and 13, and Articles V, X and XI – February 21, 2014
•Amended Article IV, Section 5, by adding new Subsection 5.3 and amending Subsections 5.1(a), 5.4(b) and 5.4(c) – effective as of May 28, 2014
•Amended Article I through IV, VI, X and XI in connection with the revision of Louisiana’s statutory corporate law – effective as of February 24, 2016
•Amended Article III, Section 1, primarily to update the description of committees – August 24, 2017
•Amended cover page to reflect name change, amended Articles I, II, III and IV to simplify and modernize their provisions and amended Article X principally by adding new Sections 4 and 5 – January 22, 2021

•Amended Article II, Section 11, and Article IV, Sections 5 and 9.1 – May 17, 2023
•Amended Article IV, Sections 10.1 and 13.2 – February 18, 2025